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                                                                    EXHIBIT 2.2
                            ASSET PURCHASE AGREEMENT
                            ------------------------

         THIS ASSET PURCHASE AGREEMENT is made and entered at Hinsdale, Illinois, on February 1, 2003, by and between QUEST MANUFACTURING, INC. an Illinois corporation ("Seller"), and SILICON FILM TECHNOLOGIES, INCORPORATED, an Illinois corporation ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, Seller owns certain proprietary electronic film systems and other digital imaging products and services (the "Business"); and

         WHEREAS, Seller desires to sell, assign and transfer to Purchaser, and Purchaser desires to purchase, acquire and accept from Seller, a substantial portion of the assets utilized in the Business, including, without limitation, all patents, trademarks, and other intellectual property rights associated with the Business, upon the terms and subject to the conditions set forth in this Agreement; and

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Purchaser and Seller hereby agree as set forth in this Agreement:

         1. SALE AND PURCHASE OF ASSETS. Except as provided in Section 2, Seller hereby sells, assigns and transfers to Purchaser, and Purchaser hereby purchases, acquires and accepts from Seller, substantially all the assets, personal property, powers and privileges of Seller, tangible and intangible, whether written-off, expensed, fully depreciated or otherwise, utilized in the Business (collectively, the "Assets"), free and clear of any and all liens, claims, charges, liabilities, pledges, mortgages, security interests, encumbrances or rights or claims of any other person or entity of any kind, nature or description whatsoever (collectively, the "Liens"). The Assets shall include in it's entirety the assets of Silicon Film Technology, Inc. (a California corporation), which were purchased by Quest Manufacturing on February 2nd, 2002 by a court order free and clear, without limitation, plastic tooling, molds, metal tooling, software, patents, trademarks, intellectual property and licenses agreements. The only exception to the above is payable to Knobbe, Martens, Olson & Bear, LLP the technologies patent attorney that is owed $76,000.

         2. EXCLUDED ASSETS. Purchaser is not purchasing the following assets of Seller, which assets shall remain the property of Seller and shall be excluded from the definition of "Assets":

                  (a) Seller's accounts receivable, if any; provided, however, Purchaser agrees to collect Seller's accounts receivable in the ordinary course of business for ninety (90) days following closing, after which time Purchaser shall assign to Seller any outstanding receivables. Purchaser shall account to Seller at least weekly for all accounts receivable collected. All payments received shall be allocated to the receivable designated with such payment.

                  (b) Cash and cash equivalents, including all account balances and deposits in bank accounts;

                  (c) Tangible assets and inventory that Purchaser deems to be unusable for its continuation of the Business;

                  (d) Pre-paid expenses, if any;

                  (e) All refunds and deposits of all federal, state, local and municipal taxes paid, or which may be paid, by Seller with respect to the Business for any period; and

                  (f) All closes of action and litigation.

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         3. NON-ASSUMPTION OF LIABILITIES. Purchaser is not assuming and will not be liable for any trade and accounts payables, debts, liabilities or obligations of Seller, except payments to Knobbe, Martens, Olson & Bear, LLP as noted in section 1.

         4. CLOSING. The closing of the sale and purchase of the Assets shall take place on February 1st, 2003, at Purchaser's principal place of business or at a place as shall be mutually agreed to by the parties ("Closing").

         5. PURCHASE PRICE, PAYMENT TERMS AND ALLOCATION OF PURCHASE PRICE.

                  (a) The purchase price for the Assets is One Million One Hundred Fifty Eight Thousand Two Hundred Fifty Dollars (US$1,158,250.00) [the "Purchase Price"].

                  (b) Purchaser shall pay the Purchase Price to Seller, as follows:

                           (1) At closing Quest will be allocated 15,365,000
shares Common A Stock of Silicon Film Technologies, Inc., valued at $768,250 or $0.05 per share. The shares must be issued to Quest by December 31st, 2004.

                           (2) By June 30th, 2003, the sum of Seventy Thousand
Dollars ($70,000) ["Initial Payment"]. The balance of the Purchase Price, $320,000, shall be payable as monies are available, but must be completed by December 31, 2004.

                           (3) Unpaid balance shall accrue interest at 6% per
annum.

                  (c) The Purchase Price shall be allocated among the Assets in the manner determined by the Purchaser, the cash payment allocation shall also be utilized by the Seller in any required filings with the Internal Revenue Service.

         6. SELLER'S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Purchaser as follows:

                  (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and is duly qualified to transact business in the State of Illinois and other states where qualification is necessary for the conduct of the Business.

                  (b) Seller has the requisite power and authority to execute, deliver and perform its covenants, duties and obligations set forth in this Agreement.

                  (c) The execution of this Agreement and Seller's full and timely performance of its covenants, duties and obligations described herein has been authorized by Seller.

                  (d) This Agreement is the valid, legal and binding obligation of Seller, enforceable in accordance with its terms. No other action by Seller is necessary to authorize the execution and delivery of this Agreement, the performance of Seller's covenants, duties and obligations and the consummation of the transactions described in and contemplated by this Agreement.

                  (e) Neither the execution and delivery of this Agreement, the performance of Seller's covenants, duties and obligations nor the consummation of the transactions described in or contemplated by this Agreement, constitute a default under or conflict with any judgment, decree or order of any court or other governmental body to which Seller is subject and will not conflict or be inconsistent with or result in the termination, modification, breach or default under the terms of any contract, commitment, covenant, agreement, instrument, document or understanding to which Seller is a party.

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                  (f) The execution and delivery of this Agreement and the
performance by Seller of its covenants, duties and obligations set forth in this Agreement do not require the consent, approval or other action of, or any filing with or notice to, any governmental agency or authority or any other person or entity whatsoever.

                  (g) Seller is not obligated for, nor are any of the Assets subject to, any liabilities, adverse claims or obligations, absolute or contingent, which could have a material impact or effect on the Business, the sale, assignment and transfer of the Assets to Purchaser in accordance with the terms of this Agreement or Purchaser's operation of the Business on and after the date of this Agreement.

                  (h) Seller has no knowledge of any condition or circumstance which would prevent Purchaser from obtaining all federal, state and local permits, authorizations and licenses necessary for Purchaser to conduct the Business utilizing the Assets on and after the date hereof, nor does Seller know of any basis or reason for any litigation, arbitration or other proceeding against Purchaser arising from or in connection with the Purchaser's operation of the Business or Purchaser's utilization of the Assets on and after the date hereof.

                  (i) Seller has fully reported and fully and timely paid, and will continue to fully and timely report and pay, all federal, state, local and foreign taxes of every kind, nature and description whatsoever that are due and payable or accrued with respect to Seller's business and the Assets, including, without limitation, all income, excise, payroll, social security, sales, use, license, franchise, property, head, employment and unemployment taxes.

                  (j) There is no litigation, arbitration, proceeding or controversy which is pending, threatened or anticipated before any court, governmental agency or authority, arbitrator or board of arbitrators to which Seller is a party or which may affect or is threatened against the Business, the Assets or Seller's right to carry on the Business as conducted on and before the date of this Agreement. There is no action, suite or proceeding pending or threatened before any court or governmental agency or authority which would give any party the right to rescind or enjoin any transaction described in or contemplated by this Agreement.

                  (k) All documents containing Seller's financial information that Seller has furnished to Purchaser are true and correct copies and present fairly the financial condition of Seller.

                  (l) Since January 1, 2003, Seller has actively conducted the Business in the ordinary and regular course and there has not been any material adverse change in the Business, the Assets, Seller's liabilities or the Business' prospects or operations.

                  (m) Seller is not represented by a broker in connection with the sale and purchase of the Assets and the other transactions described in or contemplated by this Agreement, and Seller warrants that it owes no broker's or finder's fee or commission in connection with the sale of the Assets and the other transactions described in or contemplated by this Agreement.

                  (n) No representation or warranty made by Seller in this Agreement or in any document, written statement, certificate or Exhibit furnished or to be furnished to Purchaser or its counsel pursuant hereto, or in connection with the transactions described in and contemplated by this Agreement, contains or will contain any untrue statement of any material fact, or omits or will omit any material fact necessary to prevent the statements of facts contained therein from being materially false or misleading. All statements made and data presented by Seller in any document, written statement, certificate or Exhibit provided to Purchaser pursuant to or in connection with this Agreement, or contemplated by this Agreement, are deemed to be representations and warranties made by Seller to Purchaser in this Agreement.

         7. PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser represents and warrants unto Seller as follows:

                  (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois.

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                  (b) Purchaser has the requisite corporate power and authority to execute, deliver and perform its covenants, duties and obligations set forth in this Agreement.

                  (c) The execution of this Agreement and Purchaser's full and timely performance of its covenants, duties and obligations described herein have been duly authorized by Purchaser's Board of Directors in accordance with all applicable laws and the Articles of Incorporation and By-Laws of Purchaser.

                  (d) This Agreement is the valid, legal and binding obligation of Purchaser, enforceable in accordance with its terms. No other action by Purchaser is necessary to authorize the execution and delivery of this Agreement, the performance of purchaser's covenants, duties and obligations and the consummation of the transactions described in and contemplated by this Agreement.

                  (e) Neither the execution and delivery of this Agreement, the performance of purchaser's covenants, duties and obligations nor the consummation of the transactions described in or contemplated by this Agreement, constitute a default under or conflict with any judgment, decree or order of any court or other governmental body to which Purchaser is subject and will not conflict or be inconsistent with or result in the terminating, modification, breach or default under the terms of any contract, commitment, covenant, agreement, instrument, document or understanding to which Purchaser is a party.

         8.       INDEMNIFICATION.

                  (a) Seller shall defend, indemnify and hold Purchaser and its officers, directors, shareholders, employees, agents, accountants, attorneys, legal representatives, successors and assigns (collectively the "Purchaser Group"), harmless of, from and against any and all suits, actions, proceedings, losses, claims, damages, liabilities, penalties and other costs or expenses, including, without limitation, reasonable attorneys' fees and costs, at law or in equity, now existing or hereafter arising, liquidated or unliquidated, foreseeable or unforeseeable, insured or uninsured (collectively "Claims"), incurred or sustained by the Purchaser, arising from or relating to:

                           (i) A default or breach by Seller of any term,
provision, representation, warranty, covenant, duty, agreement or obligation of Seller set forth in this Agreement or in any document, written statement, certificate or Exhibit delivered pursuant to or in connection with this Agreement;

                           (ii) Seller's operation of the Business;

                           (iii) Seller's ownership and use of the Assets on and
prior to the closing of the transaction contemplated by this Agreement;
and

                           (iv) Any federal, state, county, local or municipal
tax or assessment against Seller or arising from or in connection with the operation of Seller's business, Seller's income or otherwise.

                  (b) Purchaser shall defend, indemnify and hold Seller, its officers, directors, shareholders, employees, agents, accountants, attorneys, legal representatives, successors and assigns, as the case may be (collectively the "Seller Group") harmless of, from and against any and all Claims incurred or sustained by the Seller Group, or any of them, arising from or relating to:

                           (i) A default or breach by Purchaser of any term,
provision, representation, warranty, covenant, duty, agreement or obligation of Purchaser set forth in this Agreement or in any document, written statement, certificate or Exhibit delivered pursuant to or in connection with this Agreement; and

                           (ii) Purchaser's operation of the Business.

         9. SURVIVAL. Notwithstanding any investigation made by or on behalf of Seller or Purchaser, the representations and warranties of Seller and Purchaser contained in this Agreement and or in any document, written statement, certificate or Exhibit delivered pursuant to or in connection with this Agreement and the respective covenants, agreements and obligations of Seller and Purchaser to indemnify each other pursuant to Paragraph 8 will survive the execution of this Agreement.

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         10. NOTICES. All notices, requests, demands and other communications required or desired to be given pursuant to this Agreement will be given in writing and will be deemed duly given upon personal delivery, or on the third day after mailing if sent by registered or certified mail, postage prepaid, return receipt requested, or on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place and recipient of delivery, and in each case if directed as follows:



         If to Seller, then to:             Quest Manufacturing, Inc.
                                            PO Box 430
                                            2503 Spring Ridge Drive Unit F
                                            Spring Grove, IL  60081

         With a copy to:                    John Lichter
                                            2 Valley Road
                                            Indian Creek, IL 60061

         If to Purchaser, then to:          Silicon Film Technologies, Inc.
                                            Address TBD

         With a copy to:                    Sebastien DuFort
                                            433 S. Washington Street
                                            Hinsdale, IL  60521

or to such other person, entity or address as a party may respectively designate in like manner, from time to time.

         11.      MISCELLANEOUS.

                  (a) This Agreement is delivered and intended to be performed in the State of Illinois and will be construed, interpreted and enforced in accordance with the laws of the State of Illinois.

                  (b) This Agreement may be assigned by Seller or Purchaser without the prior written consent of the other party hereto, except that Seller or Purchaser must notify the other party of the assignment in writing as long as there is a balance due as described in Section 5.

                  (c) This Agreement will be binding upon, inure to the benefit of and will be enforceable by Seller and Purchaser, and their respective legal representatives, successors and permitted assigns, if any, and no other person or entity will be deemed a third-party beneficiary of this Agreement.

                  (d) This Agreement will not be amended, changed, modified or discharged, except by a writing signed by Seller and Purchaser.

                  (e) This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  (f) This Agreement, together with the Exhibits attached hereto, constitutes the entire agreement and understanding between the parties hereto with regard to the subject matter hereof, and supersedes all prior and contemporaneous verbal and written communications, agreements, assurances and understandings between the parties hereto. No statement, representation, warranty, covenant, agreement, obligation, indemnity or undertaking of any kind, nature or description whatsoever not expressly set forth in this Agreement will be deemed a part of or will affect or be used to interpret, change or restrict the express terms and provisions of this Agreement.

                                       5
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                  (g) A waiver of any party's default or breach of any of their respective representations, warranties, covenants, duties, agreements or obligations or any term or provision of this Agreement, will be effective only if in writing and signed by all of the parties hereto and will be limited to the default or breach described therein; no such waiver will be or be deemed a waiver of any other, similar, prior, continuing or subsequent default or breach.

                  (h) The numbers, headings or titles of the various paragraphs of this Agreement are not a part of this Agreement, but are for convenience of reference only and do not, and will not be used to, define, limit, continue, modify or affect the meaning or content of the paragraphs.

                  (i) Seller and Purchaser will pay their own fees and expenses in connection with this Agreement and the transactions described in and contemplated by this Agreement, whether or not such transactions are consummated, including, without limitation, the fees of any attorneys, accountants or other persons or entities engaged by such party.

                  (j) The recitals set forth at the beginning of this Agreement are hereby incorporated into and made a part of this Agreement as if fully set forth herein.

                  (k) Whenever required by context, the masculine pronouns will include the feminine and neuter genders, and the singular will include the plural and vice versa.

                  (l) The Exhibits referred to in this Agreement are attached hereto, made a part hereof and incorporated herein by this reference.

                  (m) If any provision contained herein is held to be invalid or unenforceable by a court of competent jurisdiction, such provision will be severed herefrom and such invalidity or unenforceability will not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however, if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision will be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

                  (n) Seller and Purchaser shall execute and deliver such additional documents and instruments, and take such other actions, as may be necessary or advisable to document or consummate the transactions described in or contemplated by this Agreement.

                  (o) Each party to this Agreement acknowledges and agrees that any information or data involving the sale and purchase of the Assets and the consummation of the other transactions described in or contemplated by this Agreement, including, without limitation, the purchase price and other terms and provisions set forth herein, is of a confidential nature and not generally known to the public. In order to preserve the confidentiality of all such information and data and the goodwill associated with the sale and purchase of the Assets, each party hereto agrees that it shall not divulge, communicate or disclose any such information or data, except as may be required by law, in connection with the performance of their respective covenants, duties and obligations set forth in this Agreement or Purchaser's operation of the Business on and after the date of this Agreement, or use to the detriment of any other party hereto or for the benefit of any other person or entity, or misuse in any way, any such information or data.

         IN WITNESS WHEREOF, Seller and Purchaser have each duly executed this Agreement as of the date first set forth above.

QUEST MANUFACTURING, INC.                   SILICON FILM TECHNOLOGIES, INC.



By:      /S/ JOHN LICHTER                   By:      /S/ SEBASTIEN DUFORT
         ------------------------                    -------------------------
         John Lichter                                Sebastien DuFort

Its:     President CEO                      Its:     President

Date:    February 1, 2003                   Date:    February 1, 2003


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